Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235280
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated January 31, 2020, as
Supplemented by Prospectus Supplement No. 1
dated February 20, 2020)

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Subscription Rights to Purchase Up to 15,000 Units
Consisting of an Aggregate of Up to 15,000 Shares of Series B-3 Preferred Stock
and Warrants to Purchase Up to 515,625 Shares of Common Stock
at a Subscription Price of $1,000.00 Per Unit

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) updates, amends and supplements the prospectus dated January 31, 2020 (as supplemented by Prospectus Supplement No. 1 dated February 20, 2020, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-235280). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

On March 4, 2020, the subscriptions were settled, and the Company issued an aggregate of 350 shares of Series B-3 Preferred Stock and 12,029 Warrants, with each Warrant exercisable for one share of Common Stock at an exercise price of $0.0001 per share, resulting in proceeds to the Company of approximately $350,000.00, prior to deducting expenses relating to the Rights Offering, and excluding any proceeds received upon exercise of any Warrants. On March 4, 2020, we filed with the Securities and Exchange Commission a Current Report on Form 8-K to announce the settlement of the Rights Offering. We are filing this Prospectus Supplement to update and supplement the information included in the Prospectus.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. Please keep this Prospectus Supplement with your Prospectus for future reference.

         Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 28 of the Prospectus. You should carefully consider these risk factors, as well as the information contained in the Prospectus, as amended by this Prospectus Supplement, before you invest.
           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 4, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2020

Infrastructure and Energy Alternatives, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37796	47-4787177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6325 Digital Way Suite 460 Indianapolis, Indiana	46278
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 828-2580

None.
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of exchange on which registered
Common Stock, $0.0001 par value	IEA	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01    Other Events.

On March, 3, 2020, the Company issued a press release announcing the results of its previously announced rights offering (the “Rights Offering”). The Rights Offering was conducted pursuant to the Company’s effective registration statement on Form S-1, as amended (Registration Statement No. 333-235280), previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On March 3, 2020, in connection with the settlement of the Rights Offering, the Company entered into a Warrant Agreement with Continental Stock Transfer & Trust Company. A copy of the Warrant Agreement is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On March 4, 2020, the subscriptions were settled, and the Company issued an aggregate of 350 shares of Series B-3 Preferred Stock and 12,029 warrants, with each warrant exercisable for one share of common stock at an exercise price of $0.0001 per share, resulting in proceeds to the Company of approximately $350,000.00, prior to deducting expenses relating to the Rights Offering, and excluding any proceeds received upon exercise of any warrants.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Warrant Agreement, dated as of March 3, 2020, by and between Infrastructure and Energy Alternatives, Inc. and Continental Stock Transfer & Trust Company
99.1	Press Release dated March 3, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2020

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

	By:	/s/ Gil Melman
Name: Gil Melman
Title: Vice President, General Counsel and Corporate Secretary